Exhibit 10.1

SECOND AMENDMENT
TO
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
PARAMOUNT GROUP OPERATING PARTNERSHIP LP

A.Pursuant to the authority reserved in Section 14.2B thereof, the Amended and Restated Agreement of Limited Partnership of Paramount Group Operating Partnership LP, dated as of November 21, 2014 (as amended, the “Agreement”), is hereby amended by action of the Board of Directors of Paramount Group, Inc. (the “Company”), the General Partner (as such term is used in the Agreement), to be effective as of the date set forth below:

1.Sections 1.8, 1.9 and 1.10 of Exhibit C are hereby amended by deleting these sections in their entirety and substituting therefor the following:

“1.8Conversion of LTIP Units into Common Units.  LTIP Units shall automatically convert into an equal number of Common Units, giving effect to all adjustments (if any) made pursuant to Section 1.7, on the later to occur of (i) the date on which such LTIP Units become Vested LTIP Units and (ii) the date on which the Book-Up Target for such LTIP Units becomes zero (the “LTIP Unit Conversion Date”).  Any such conversion shall occur automatically after the close of business on the applicable LTIP Unit Conversion Date without any action on the part of such holder of LTIP Units, as of which time such holder of LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Common Units issuable upon such conversion.

1.9[INTENTIONALLY OMITTED].

1.10[INTENTIONALLY OMITTED].”

2.Sections 1.12 and 1.13 of Exhibit C are hereby amended by deleting these sections in their entirety and substituting therefor the following:

“1.12 Conversion in Connection with a Transaction.

  (a) If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an LTIP Unit Adjustment Event), in each case as a result of which Common Units shall be exchanged for or converted into the right, or the holders of Common Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Transaction”), then, immediately prior to the Transaction, any LTIP Units that will become eligible for conversion in connection with the Transaction in accordance with Section 1.8 shall automatically convert into an equal number of Common Units, giving effect to all adjustments (if any) made pursuant to Section 1.7, and taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Transaction (in which case the LTIP Unit Conversion Date shall be the effective date of the Transaction and the conversion shall occur immediately prior to the effectiveness of the Transaction).

  (b) In anticipation of such automatic LTIP Unit conversion and the consummation of the Transaction, the Partnership shall cause each holder of LTIP Units to be afforded the right to receive in connection with such Transaction in consideration for the Common Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a holder of the same number of Common Units, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person. In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the General Partner shall give prompt written notice to each holder of LTIP Units of such election, and shall afford such holders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Common Units in connection with such Transaction. If a holder of LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Common Unit would receive if such holder of Common Units failed to make such an election.

  (c) Subject to the rights of the Partnership and the General Partner under any Vesting Agreement and the terms of any plan under which LTIP Units are issued, the Partnership shall use commercially reasonable efforts to cause the terms of any Transaction to be consistent with the provisions of this Section

1.12 and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holders of LTIP Units whose LTIP Units will not be converted into Common Units in connection with the Transaction that will (i) contain provisions enabling the holders of LTIP Units that remain outstanding after such Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Common Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement for the benefit of the holders of LTIP Units.

1.13Redemption at the Option of the Partnership.  LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership from (i) repurchasing LTIP Units from the holder thereof if and to the extent such holder agrees to sell such LTIP Units or (ii) converting LTIP Units pursuant to Section 1.8 above.”

3.	Exhibits D and E (including the reference to such exhibits in the Table of Contents) are hereby deleted in their entirety.
4.	The following defined terms are hereby deleted from Article 1: “LTIP Unit Conversion Notice”, “LTIP Unit Conversion Right”, “LTIP Unit Forced Conversion” and “LTIP Unit Forced Conversion Notice”.
5.	The definition of “LTIP Unit Conversion Date” in Article 1 is hereby amended to reference Section 1.8 of Exhibit C.

B. Except as expressly provided herein, the Agreement, as amended hereby, remains in full force and effect.

Executed as of the 22nd day of February, 2017 by an authorized officer of the Company.

PARAMOUNT GROUP, INC.

By:/s/ Gage R. Johnson

Name:  Gage R. Johnson

Title:    Senior Vice President

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